Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Contact: Todd Waltz Chief Financial Officer (408) 213-0925 twaltz@aemetis.com

Aemetis Reports 2019 Fourth Quarter and Year-End Results
Achieves 123% year over year revenue growth at India plant

CUPERTINO, Calif. – March 12, 2020 – Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and twelve months ended December 31, 2019.

“During 2019, our revenues increased 18% to $202 million as we set a sales volume record at our India plant of 47.0 thousand metric tons resulting in a revenue increase from $21.5 million during 2018 to $47.9 million in revenues during 2019 while achieving consistent operational and revenue performance at our Keyes plant,” said Eric McAfee, Chairman and CEO of Aemetis. “Progress continued on the carbon reduction and revenue expansion projects to drive significant revenue increases and positive earnings, including completing the first phase of a $50+ million renewable natural gas project to collect and upgrade biogas from about a dozen dairies near the Keyes plant, completion of the carbon dioxide capture system at our Keyes plant, and solid progress toward commencing construction of our ultra-low carbon content California waste wood ethanol biorefinery. We are excited with the progress and traction we are achieving and look forward to announcing the completion of important milestones throughout 2020.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-844-602-0380
Live Participant Dial In (International): +1-862-298-0970
Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/33520

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended December 31, 2019

Revenues were $52.1 million for the fourth quarter of 2019, compared to $38.8 million for the fourth quarter of 2018.

Gross profit for the three months ended December 31, 2019 was $5.8 million, compared to a gross loss of $1.9 million during the same period in 2018. The gross profit improvement was attributable to increased sales volumes at the India plant along with prices for ethanol increasing from $1.57 per gallon during the three months ended December 31, 2018 to $1.82 per gallon during the three months ended December 31, 2019 in a market where the cost of delivered corn rose slightly from $4.89 to $5.02 during the same respective periods.

Selling, general and administrative expenses were $4.7 million during the fourth quarter of 2019, compared to $4.8 million during the fourth quarter of 2018.

Operating profit was $1.0 million for the fourth quarter of 2019, compared to an operating loss of $6.7 million during the fourth quarter of 2018.

Profits at the India plant resulted in an income tax expense of $1.1 million during the fourth quarter of 2019 compared to negligible income tax expense during the fourth quarter of 2018.

Net loss attributable to Aemetis was $6.7 million for the fourth quarter of 2019 with an additional $0.9 million attributable to non-controlling interests for a total net loss of $7.7 million, compared to a net loss attributable to Aemetis of $11.4 million for the fourth quarter of 2018 with an additional $0.9 million attributable to non-controlling interests for a total net loss of $12.3 million.

Cash at the end of the fourth quarter of 2019 was $656 thousand, compared to $1.2 million at the end of the fourth quarter of 2018.

Financial Results for the Twelve Months Ended December 31, 2019

Revenues increased 18% to $202 million for the twelve months ended December 31, 2019, compared to $171.5 million for the same period in 2018. The increase in revenue was primarily attributable to increases in the production and sales of biodiesel and glycerin in India.

Gross profit for the twelve months ended December 31, 2019 increased significantly to $12.7 million, compared to $5.4 million during the same period in 2018. Gross profit increase was attributable to higher quantity and margin from biodiesel sales in India.

Selling, general and administrative expenses were $17.4 million during the twelve months ended December 31, 2019, compared to $16.1 million during the same period in 2018. The increase in selling, general and administrative expenses was primarily attributable to operational support fees and professional fees that were partially offset by grant receipts for expense reimbursement.

Operating loss was $4.9 million for the twelve months ended December 31, 2019, compared to an operating loss of $10.9 million for the same period in 2018.

Profits at the India plant resulted in an income tax expense of $1.1 million during 2019 compared to negligible income tax expense during the year of 2018.

Net loss attributable to Aemetis was $35.7 million for the twelve months ended December 31, 2019 with an additional $3.8 million attributable to non-controlling interests for a total net loss of $39.5 million, compared to a net loss attributable to Aemetis of $33.0 million during the same period in 2018 with an additional $3.3 million attributable to non-controlling interests for a total net loss of $36.3 million.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon-per-year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is building a biogas digester, pipeline and gas cleanup project to convert dairy waste gas into renewable natural gas, and is developing a plant to convert waste orchard wood into cellulosic ethanol. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations regarding development of our waste wood ethanol and biogas businesses in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

 (Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues	$52,102	$38,845	$201,998	$171,526
Cost of goods sold	46,308	40,742	189,300	166,121
Gross profit (loss)	5,794	(1,897)	12,698	5,405

Research and development expenses	45	55	205	246
Selling, general and administrative expenses	4,709	4,796	17,424	16,085
Operating profit (loss)	1,040	(6,748)	(4,931)	(10,926)

Interest rate expense	5,517	4,775	21,089	18,170
Amortization expense	1,101	1,125	4,666	7,520
Accretion of Series A preferred	748	44	2,257	44
Loss on impairment of intangibles	-	865	-	865
Loss contingency on litigation	-	-	6,200	-
Other expense/(income)	204	(1,247)	(797)	(1,245)
Loss before income taxes	(6,530)	(12,310)	(38,346)	(36,280)

Income tax expense	1,124	1	1,131	7

Net loss	$(7,654)	$(12,311)	$(39,477)	$(36,287)
Non controlling interest	(929)	(885)	(3,761)	(3,271)
Net loss attributable to Aemetis	$(6,725)	$(11,426)	$(35,716)	$(33,016)

Net loss per common share
Basic	$(0.33)	$(0.56)	$(1.75)	$(1.63)
Diluted	$(0.33)	$(0.56)	$(1.75)	$(1.63)

Weighted average shares outstanding
Basic	20,570	20,346	20,467	20,252
Diluted	20,570	20,346	20,467	20,252

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	Year ended December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$656	$1,188
Accounts receivable	2,036	1,096
Inventories	6,518	6,129
Prepaid and other current assets	3,366	1,898
Total current assets	12,576	10,311

Property, plant and equipment, net	84,226	78,492
Other assets	3,094	3,018
Total assets	$99,896	$91,821

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$15,968	$13,500
Current portion of long term debt	5,792	2,396
Short term borrowings	16,948	14,902
Mandatorily redeemable Series B convertible preferred stock	3,149	3,048
Accrued property taxes and other liabilities	15,962	8,733
Total current liabilities	57,819	42,579

Total long term liabilities	196,449	164,824

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	21	20
Additional paid-in capital	86,852	85,917
Accumulated deficit	(237,421)	(193,204)
Accumulated other comprehensive loss	(3,825)	(3,576)
Total stockholders' deficit attributable to Aemetis, Inc.	(154,372)	(110,842)
Non-controlling interests	-	(4,740)
Total liabilities and stockholders' deficit	$99,896	$91,821

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME / (LOSS)
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net loss attributable to Aemetis, Inc.	$(6,725)	$(11,426)	$(35,716)	$(33,016)
Adjustments:
Interest expense	5,800	4,944	22,420	22,135
Depreciation expense	1,097	1,123	4,434	4,580
Accretion of Series A preferred	748	-	2,257	-
Share-based-compensation	144	198	774	1,003
Intangibles and other expense	12	900	48	1,005
Loss contingency on litigation	-	-	6,200	-
Income tax expense	1,124	1	1,131	7
Total adjustments	8,925	7,166	37,264	28,730
Adjusted EBITDA	$2,200	$(4,260)	$1,548	$(4,286)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Ethanol
Gallons Sold (in millions)	16.6	16.5	64.7	65.6
Average Sales Price/Gallon	$1.82	$1.57	$1.77	$1.74
Percent of nameplate capacity	120%	120%	118%	119%
WDG
Tons Sold (in thousands)	108	108	428	424
Average Sales Price/Ton	$78	$74	$81	$76
Delivered Cost of Corn
Bushels ground (in millions)	5.8	5.8	22.7	22.9
Average delivered cost / bushel	$5.02	$4.89	$5.28	$4.91
Biodiesel
Metric tons sold (in thousands)	11.9	4.3	47.0	19.8
Average Sales Price/Metric ton	$861	$811	$904	$857
Percent of Nameplate Capacity	32%	11%	31%	13%
Refined Glycerin
Metric tons sold (in thousands)	1.2	1.0	5.2	4.7
Average Sales Price/Metric ton	$508	$692	$543	$941